Exhibit 99.1

Press Contact:	Investor Relations Contact:
Andrea Duffy	Marilyn Mora
Cisco	Cisco
1 (646) 295-5241	1 (408) 527-7452
anduffy@cisco.com	marilmor@cisco.com

CISCO REPORTS FOURTH QUARTER AND FISCAL YEAR 2016 EARNINGS

•	Q4 Revenue: $12.6 billion

•	Growth of 2% year over year — Q4 guidance was 0% to 3% growth year over year (normalized to exclude the SP Video CPE Business for Q4 FY 2015)

•	Q4 Earnings per Share: $0.56 GAAP; $0.63 non-GAAP

•	FY 2016 Revenue (normalized to exclude the SP Video CPE Business):

•	$48.7 billion, growth of 3% year over year

•	FY 2016 Earnings per Share: $2.11 GAAP; $2.36 non-GAAP

•	Q1 FY 2017 Outlook:

•	Revenue: -1% to 1% growth year over year (normalized to exclude the SP Video CPE Business for Q1 FY 2016)

•	Earnings per Share: GAAP $0.42 - $0.47; Non-GAAP: $0.58 to $0.60

SAN JOSE, Calif. — August 17, 2016 — Cisco today reported fourth quarter and fiscal year results for the period ended July 30, 2016. Cisco reported fourth quarter revenue of $12.6 billion, net income on a generally accepted accounting principles (GAAP) basis of $2.8 billion or $0.56 per share, and non-GAAP net income of $3.2 billion or $0.63 per share.

“We had another strong quarter, wrapping up a great year. I am particularly pleased with our performance in priority areas including security, data center switching, collaboration, services as well as our overall performance, with revenues up 2% in Q4 excluding the SP Video CPE business,” said Chuck Robbins, CEO of Cisco. “We continue to execute well in a challenging macro environment. Despite slowing in our Service Provider business and Emerging Markets after three consecutive quarters of growth, the balance of the business was healthy with 5% order growth. This growth and balance demonstrates the strength of our diverse portfolio. Our product deferred revenue from software and subscriptions grew 33% showing the continued momentum of our business model transformation.”

Q4 GAAP Results

	Q4 FY 2016	Q4 FY 2015	Vs. Q4 FY 2015
Revenue (including SP Video CPE Business for all periods)	$12.6 billion	$12.8 billion	(2)%
Revenue (excluding SP Video CPE Business for all periods)	$12.6 billion	$12.4 billion	2%
Net Income	$2.8 billion	$2.3 billion	21%
Diluted Earnings per Share (EPS)	$0.56	$0.45	24%

Q4 Non-GAAP Results

	Q4 FY 2016	Q4 FY 2015	Vs. Q4 FY 2015
Net Income (excluding SP Video CPE Business for all periods)	$3.2 billion	$3.0 billion	7%
EPS (excluding SP Video CPE Business for all periods)	$0.63	$0.58	9%

Fiscal Year GAAP Results

	FY 2016	FY 2015	Vs. FY 2015
Revenue (including SP Video CPE Business for all periods)	$49.2 billion	$49.2 billion	—%
Revenue (excluding SP Video CPE Business for all periods)	$48.7 billion	$47.3 billion	3%
Net Income	$10.7 billion	$9.0 billion	20%
EPS	$2.11	$1.75	21%

Fiscal Year Non-GAAP Results

	FY 2016	FY 2015	Vs. FY 2015
Net Income (excluding SP Video CPE Business for all periods)	$12.0 billion	$11.2 billion	7%
EPS (excluding SP Video CPE Business for all periods)	$2.36	$2.18	8%

Reconciliations between net income, EPS and other measures on a GAAP and non-GAAP basis are provided in the tables located in the section entitled “Reconciliations of GAAP to non-GAAP Measures.”

“We delivered another solid quarter and a good fiscal year, expanding both our gross margins and operating margins,” said Kelly Kramer, Cisco executive vice president and chief financial officer. “Our strong operational discipline has enabled us to drive growth and margin improvement as we continue to invest in key priority areas such as security, IoT, collaboration, next generation data center and cloud, while also delivering shareholder value.”

Restructuring Plan

Today’s market requires Cisco and our customers to be decisive, move with greater speed and drive more innovation than we’ve seen in our history. Today, we announced a restructuring enabling us to optimize our cost base in lower growth areas of our portfolio and further invest in key priority areas such as security, IoT, collaboration, next generation data center and cloud. We expect to reinvest substantially all of the cost savings from these actions back into these businesses and will continue to aggressively invest to focus on our areas of future growth. The restructuring will eliminate up to 5,500 positions, representing approximately 7 percent of our global workforce, and we will take action under this plan beginning in the first quarter of fiscal 2017.

Financial Summary

All comparative percentages are on a year-over-year basis unless otherwise noted.

All revenue, non-GAAP, and geographic financial information in the “Q4 FY 2016 Highlights” and “FY 2016 Highlights” sections are presented excluding the SP Video CPE Business for prior periods as it was divested during the second quarter of fiscal 2016 on November 20, 2015.

Q4 FY 2016 Highlights

Revenue — Total revenue was $12.6 billion, up 2%, with product revenue up 1% and service revenue up 5%. Revenue by geographic segment was: Americas up 3%, EMEA up 3%, and APJC down 2%. Product revenue growth was led by Security at 16%. Collaboration, Wireless and Switching product revenue increased by 6%, 5%, and 2%, respectively. Service Provider Video, NGN Routing and Data Center product revenue decreased by 12%, 6%, and 1%, respectively.

Gross Margin — On a GAAP basis, total gross margin and product gross margin were 63.1% and 62.2%, respectively. The increase in the product gross margin compared with 59.0% in the fourth quarter of fiscal 2015 was primarily due to continued productivity improvements, the divestiture of the SP Video CPE Business, and to a lesser extent product mix, partially offset by pricing.

Non-GAAP total gross margin and product gross margin were 64.6% and 63.9%, respectively. The increase in non-GAAP product gross margin compared with 63.2% in the fourth quarter of fiscal 2015 was primarily due to continued productivity improvement and to a lesser extent product mix, partially offset by pricing.

GAAP service margin was 66.0% and non-GAAP service gross margin was 67.0%.

Total gross margins by geographic segment were: 64.9% for the Americas, 65.2% for EMEA and 62.5% for APJC.

Operating Expenses — On a GAAP basis, operating expenses were $4.7 billion, down 4%. Non-GAAP operating expenses were $4.2 billion, up 1%, and were 33.2% of revenue. Headcount compared with the end of the third quarter of fiscal 2016 increased by 607 to 73,711, driven by additional headcount from investments in key growth areas.

Operating Income — GAAP operating income was $3.3 billion, up 15%, with GAAP operating margin of 26.1%. Non-GAAP operating income was $4.0 billion, up 7%, with non-GAAP operating margin at 31.4%.

Provision for Income Taxes — The GAAP tax provision rate was 17.1%, reflecting certain tax benefits related to prior-year periods. The non-GAAP tax provision rate was 21.4% which excludes these tax benefits related to prior-year periods.

Net Income and EPS — On a GAAP basis, net income was $2.8 billion and EPS was $0.56. On a non-GAAP basis, net income was $3.2 billion, an increase of 7%, and EPS was $0.63, an increase of 9%.

Cash Flow from Operating Activities — was $3.8 billion for the fourth quarter of fiscal 2016, compared with $3.1 billion for the third quarter of fiscal 2016, and compared with $4.1 billion for the fourth quarter of fiscal 2015.

FY 2016 Highlights

Revenue — Total revenue was $48.7 billion, an increase of 3%.

Net Income and EPS — On a GAAP basis, net income was $10.7 billion and EPS was $2.11. On a non-GAAP basis, net income was $12.0 billion, an increase of 7%, and EPS was $2.36, an increase of 8%.

Cash Flow from Operating Activities — was $13.6 billion for fiscal 2016, compared with $12.6 billion for fiscal 2015.

Balance Sheet and Other Financial Highlights

Cash and Cash Equivalents and Investments — were $65.8 billion at the end of the fourth quarter of fiscal 2016, compared with $63.5 billion at the end of the third quarter of fiscal 2016, and compared with $60.4 billion at the end of fiscal 2015. The total cash and cash equivalents and investments available in the United States at the end of the fourth quarter of fiscal 2016 were $5.9 billion.

Deferred Revenue — was $16.5 billion, up 8% in total, with deferred product revenue up 8%, driven largely by subscription-based and software offerings, and deferred service revenue was up 9%. Cisco continued to build a greater mix of recurring revenue as reflected in the increase in deferred revenue.

Product Backlog — was approximately $4.6 billion at the end of fiscal 2016, an increase of 1% compared with the balance at the end of fiscal 2015 (excluding the SP Video CPE Business).

Days Sales Outstanding in Accounts Receivable (DSO) — was 42 days at the end of the fourth quarter of fiscal 2016, compared with 38 days at the end of the fourth quarter of fiscal 2015.

Capital Allocation — In the fourth quarter of fiscal 2016, Cisco declared and paid a cash dividend of $0.26 per common share, or $1.3 billion. For the full fiscal year, Cisco declared and paid cash dividends of $0.94 per common share, or $4.8 billion.

For the fourth quarter of fiscal 2016, Cisco repurchased approximately 28 million shares of common stock under its stock repurchase program at an average price of $28.70 per share for an aggregate purchase price of $800 million. For the full fiscal year, Cisco repurchased approximately 148 million shares of common stock under its stock repurchase program at an average price of $26.45 per share for an aggregate purchase price of $3.9 billion. As of July 30, 2016, Cisco had repurchased and retired 4.6 billion shares of Cisco common stock at an average price of $21.04 per share for an aggregate purchase price of approximately $96.6 billion since the inception of the stock repurchase program. The remaining authorized amount for stock repurchases under this program is approximately $15.4 billion with no termination date.

For the full fiscal year, Cisco returned $8.7 billion to shareholders through share buybacks and dividends, which represented approximately 70% of free cash flow.

Acquisitions — In Q4 FY 2016, we announced our intent to acquire CloudLock Inc., which closed in early Q1 FY 2017. The CloudLock acquisition will further enhance Cisco’s security portfolio and build on Cisco’s Security Everywhere strategy, designed to provide protection from the cloud to the network to the endpoint and also aligns with our strategy to deliver more cloud based subscription services.

Business Outlook for Q1 FY 2017

On November 20, 2015, during the second quarter of fiscal 2016, Cisco completed its divestiture of the SP Video CPE Business. In order to provide a clear view of Cisco’s continuing expected financial performance, the revenue outlook for the first quarter of fiscal 2017 is normalized to exclude the SP Video CPE Business for the first quarter of fiscal 2016. The corresponding revenue in the first quarter of fiscal 2016 for the SP Video CPE Business was $411 million.

Cisco expects to achieve the following results for the first quarter of fiscal 2017:

Q1 FY 2017
Revenue (normalized to exclude SP Video CPE Business for Q1 FY2016)	-1% to 1% growth Y/Y
Non-GAAP gross margin rate	63% - 64%
Non-GAAP operating margin rate	29% - 30%
Non-GAAP tax provision rate	22%
Non-GAAP EPS	$0.58 - $0.60

Cisco estimates that GAAP EPS will be $0.42 to $0.47 which is lower than non-GAAP EPS by $0.13 to $0.16 per share in the first quarter of fiscal 2017.

A reconciliation between the Business Outlook for Q1 FY 2017 on a GAAP and non-GAAP basis is provided in the table entitled “GAAP to non-GAAP Business Outlook for Q1 FY 2017” located in the section entitled “Reconciliations of GAAP to non-GAAP Measures.”

Editor’s Notes:

•	Q4 fiscal year 2016 conference call to discuss Cisco’s results along with its business outlook will be held on Wednesday, August 17, 2016 at 1:30 p.m. Pacific Time. Conference call number is 1-888-848-6507 (United States) or 1-212-519-0847 (international).

•	Conference call replay will be available from 4:00 p.m. Pacific Time, August 17, 2016 to 4:00 p.m. Pacific Time, August 24, 2016 at 1-866-566-0452 (United States) or 1-203-369-3048 (international). The replay will also be available via webcast on the Cisco Investor Relations website at http://investor.cisco.com.

•	Additional information regarding Cisco’s financials, as well as a webcast of the conference call with visuals designed to guide participants through the call, will be available at 1:30 p.m. Pacific Time, August 17, 2016. Text of the conference call’s prepared remarks will be available within 24 hours of completion of the call. The webcast will include both the prepared remarks and the question-and-answer session. This information, along with the GAAP to non-GAAP reconciliation information, will be available on the Cisco Investor Relations website at http://investor.cisco.com.

CISCO SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per-share amounts)

(Unaudited)

	Three Months Ended		Fiscal Year Ended
	July 30, 2016	July 25, 2015	July 30, 2016	July 25, 2015
REVENUE:
Product	$9,552	$9,911	$37,254	$37,750
Service	3,086	2,932	11,993	11,411

Total revenue	12,638	12,843	49,247	49,161

COST OF SALES:
Product	3,614	4,068	14,161	15,377
Service	1,049	1,042	4,126	4,103

Total cost of sales	4,663	5,110	18,287	19,480

GROSS MARGIN	7,975	7,733	30,960	29,681
OPERATING EXPENSES:
Research and development	1,601	1,548	6,296	6,207
Sales and marketing	2,443	2,549	9,619	9,821
General and administrative	533	536	1,814	2,040
Amortization of purchased intangible assets	82	146	303	359
Restructuring and other charges	13	73	268	484

Total operating expenses	4,672	4,852	18,300	18,911

OPERATING INCOME	3,303	2,881	12,660	10,770
Interest income	273	211	1,005	769
Interest expense	(180)	(149)	(676)	(566)
Other income (loss), net	(2)	(10)	(69)	228

Interest and other income (loss), net	91	52	260	431

INCOME BEFORE PROVISION FOR INCOME TAXES	3,394	2,933	12,920	11,201
Provision for income taxes	581	614	2,181	2,220

NET INCOME	$2,813	$2,319	$10,739	$8,981

Net income per share:
Basic	$0.56	$0.46	$2.13	$1.76

Diluted	$0.56	$0.45	$2.11	$1.75

Shares used in per-share calculation:
Basic	5,031	5,086	5,053	5,104

Diluted	5,067	5,131	5,088	5,146

Cash dividends declared per common share	$0.26	$0.21	$0.94	$0.80

The Consolidated Statements of Operations include the results of the SP Video CPE Business prior to its divestiture during the second quarter of fiscal 2016 on November 20, 2015. Accordingly, the fiscal year ended July 30, 2016 includes four months of financial results for this business.

CISCO SYSTEMS, INC.

REVENUE BY SEGMENT

(In millions, except percentages)

	July 30, 2016
	Three Months Ended		Fiscal Year Ended
	Amount	Y/Y %	Amount	Y/Y %
Revenue:
Including SP Video CPE Business for all periods:
Americas	$7,638	(2)%	$29,411	(1)%
EMEA	3,105	— %	12,281	— %
APJC	1,895	(2)%	7,555	5%

Total	$12,638	(2)%	$49,247	— %

Excluding SP Video CPE Business for all periods:
Americas	$7,638	3%	$29,033	3%
EMEA	3,105	3%	12,173	1%
APJC	1,895	(2)%	7,537	6%

Total	$12,638	2%	$48,743	3%

During the second quarter of fiscal 2016 on November 20, 2015, Cisco completed its divestiture of the SP Video CPE Business. SP Video CPE Business revenue for the three months ended July 25, 2015 was $487 million and for fiscal 2016 and 2015 was $504 million and $1,846 million, respectively.

CISCO SYSTEMS, INC.

GROSS MARGIN PERCENTAGE BY SEGMENT

(In percentages)

	July 30, 2016
	Three Months Ended	Fiscal Year Ended
Gross Margin Percentage:
Including SP Video CPE Business for all periods:
Americas	64.9%	64.6%
EMEA	65.2%	64.9%
APJC	62.5%	61.2%
Excluding SP Video CPE Business for all periods (1):
Americas	64.9%	65.3%
EMEA	65.2%	65.4%
APJC	62.5%	61.3%

(1) During the second quarter of fiscal 2016 on November 20, 2015, Cisco completed its divestiture of the SP Video CPE Business. SP Video CPE Business gross profit for fiscal 2016 was $41 million and $15 million for the Americas and EMEA, respectively.

CISCO SYSTEMS, INC.

REVENUE FOR GROUPS OF SIMILAR PRODUCTS AND SERVICES

(In millions, except percentages)

	July 30, 2016
	Three Months Ended		Fiscal Year Ended
	Amount	Y/Y %	Amount	Y/Y %
Revenue:
Switching	$3,794	2%	$14,746	— %
NGN Routing	1,876	(6)%	7,408	(4)%
Collaboration	1,149	6%	4,352	9%
Data Center	873	(1)%	3,365	5%
Wireless	752	5%	2,625	3%
Security	540	16%	1,969	13%
Service Provider Video(1)	444	(12)%	1,920	12%
Other	124	114%	365	53%

Product - excluding SP Video CPE Business	9,552	1%	36,750	2%
Service	3,086	5%	11,993	5%

Total - excluding SP Video CPE Business	12,638	2%	48,743	3%

SP Video CPE Business (2)	—		504

Total	$12,638	(2)%	$49,247	— %

(1) Excludes SP Video CPE Business revenue for all periods presented as it was divested during the second quarter of fiscal 2016 on November 20, 2015. SP Video CPE Business revenue for the three months ended July 25, 2015 was $487 million and for fiscal 2016 and fiscal 2015 was $504 million and $1,846 million, respectively.

(2) Includes SP Video CPE Business revenue through the date of divestiture of November 20, 2015.

CISCO SYSTEMS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions)

(Unaudited)

	July 30, 2016	July 25, 2015
ASSETS
Current assets:
Cash and cash equivalents	$7,631	$6,877
Investments	58,125	53,539
Accounts receivable, net of allowance for doubtful accounts of $249 at July 30, 2016 and $302 at July 25, 2015	5,847	5,344
Inventories	1,217	1,627
Financing receivables, net	4,272	4,491
Other current assets	1,627	1,490

Total current assets	78,719	73,368
Property and equipment, net	3,506	3,332
Financing receivables, net	4,158	3,858
Goodwill	26,625	24,469
Purchased intangible assets, net	2,501	2,376
Deferred tax assets	4,299	4,454
Other assets	1,844	1,516

TOTAL ASSETS	$121,652	$113,373

LIABILITIES AND EQUITY
Current liabilities:
Short-term debt	$4,160	$3,897
Accounts payable	1,056	1,104
Income taxes payable	517	62
Accrued compensation	2,951	3,049
Deferred revenue	10,155	9,824
Other current liabilities	6,072	5,476

Total current liabilities	24,911	23,412
Long-term debt	24,483	21,457
Income taxes payable	925	1,876
Deferred revenue	6,317	5,359
Other long-term liabilities	1,431	1,562

Total liabilities	58,067	53,666
Total equity	63,585	59,707

TOTAL LIABILITIES AND EQUITY	$121,652	$113,373

Certain reclassifications have been made to prior year amounts to conform to the current year’s presentation.

CISCO SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

(Unaudited)

	Fiscal Year Ended
	July 30, 2016	July 25, 2015
Cash flows from operating activities:
Net income	$10,739	$8,981
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization, and other	2,150	2,442
Share-based compensation expense	1,458	1,440
Provision for receivables	(9)	134
Deferred income taxes	(194)	(23)
Excess tax benefits from share-based compensation	(129)	(128)
(Gains) losses on investments and other, net	(317)	(258)
Change in operating assets and liabilities, net of effects of acquisitions and divestitures:
Accounts receivable	(404)	(413)
Inventories	315	(116)
Financing receivables	(150)	(634)
Other assets	(37)	(370)
Accounts payable	(65)	87
Income taxes, net	(300)	53
Accrued compensation	(101)	7
Deferred revenue	1,219	1,275
Other liabilities	(605)	75

Net cash provided by operating activities	13,570	12,552

Cash flows from investing activities:
Purchases of investments	(46,760)	(43,975)
Proceeds from sales of investments	28,778	20,237
Proceeds from maturities of investments	14,115	15,293
Acquisition of businesses, net of cash and cash equivalents acquired	(3,161)	(326)
Proceeds from business divestiture	372	—
Purchases of investments in privately held companies	(256)	(222)
Return of investments in privately held companies	91	288
Acquisition of property and equipment	(1,146)	(1,227)
Proceeds from sales of property and equipment	41	22
Other	(191)	(178)

Net cash used in investing activities	(8,117)	(10,088)

Cash flows from financing activities:
Issuances of common stock	1,127	2,016
Repurchases of common stock—repurchase program	(3,909)	(4,324)
Shares repurchased for tax withholdings on vesting of restricted stock units	(557)	(502)
Short-term borrowings, original maturities less than 90 days, net	(4)	(4)
Issuances of debt	6,978	4,981
Repayments of debt	(3,863)	(508)
Excess tax benefits from share-based compensation	129	128
Dividends paid	(4,750)	(4,086)
Other	150	(14)

Net cash used in financing activities	(4,699)	(2,313)

Net increase (decrease) in cash and cash equivalents	754	151
Cash and cash equivalents, beginning of fiscal year	6,877	6,726

Cash and cash equivalents, end of fiscal year	$7,631	$6,877

Supplemental cash flow information:
Cash paid for interest	$859	$760
Cash paid for income taxes, net	$2,675	$2,190

CISCO SYSTEMS, INC.

DEFERRED REVENUE

(In millions)

	July 30, 2016	April 30, 2016	July 25, 2015
Deferred revenue:
Service	$10,621	$9,866	$9,757
Product:
Unrecognized revenue on product shipments and other deferred revenue	5,474	4,987	4,766
Deferred revenue related to two-tier distributors	377	419	660

Total product deferred revenue	5,851	5,406	5,426

Total	$16,472	$15,272	$15,183

Reported as:
Current	$10,155	$9,662	$9,824
Noncurrent	6,317	5,610	5,359

Total	$16,472	$15,272	$15,183

CISCO SYSTEMS, INC.

DIVIDENDS PAID AND REPURCHASES OF COMMON STOCK

(In millions, except per-share amounts)

	DIVIDENDS		STOCK REPURCHASE PROGRAM			TOTAL
Quarter Ended	Per Share	Amount	Shares	Weighted- Average Price per Share	Amount	Amount
Fiscal 2016
July 30, 2016	$0.26	$1,309	28	$28.70	$800	$2,109
April 30, 2016	0.26	1,308	27	24.08	649	1,957
January 23, 2016	0.21	1,065	48	26.12	1,262	2,327
October 24, 2015	0.21	1,068	45	26.83	1,207	2,275

	$0.94	$4,750	148	$26.45	$3,918	$8,668

Fiscal 2015
July 25, 2015	$0.21	$1,069	35	$28.62	$1,005	$2,074
April 25, 2015	0.21	1,070	35	28.39	1,008	2,078
January 24, 2015	0.19	974	44	27.63	1,208	2,182
October 25, 2014	0.19	973	41	24.58	1,013	1,986

Total	$0.80	$4,086	155	$27.22	$4,234	$8,320

CISCO SYSTEMS, INC.

RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES

GAAP TO NON-GAAP NET INCOME

(In millions, except per-share amounts)

	Three Months Ended		Fiscal Year Ended
	July 30, 2016	July 25, 2015	July 30, 2016	July 25, 2015
GAAP net income	$2,813	$2,319	$10,739	$8,981
Adjustments to cost of sales:
Share-based compensation expense	52	58	212	207
Amortization of acquisition-related intangible assets	141	179	507	765
Supplier component remediation adjustment	—	—	(74)	(164)
Rockstar patent portfolio charge	—	—	—	188
Acquisition-related/divestiture costs	—	—	1	—
Significant asset impairments and restructurings	—	5	(2)	5

Total adjustments to GAAP cost of sales	193	242	644	1,001

Adjustments to operating expenses:
Share-based compensation expense	293	338	1,220	1,235
Amortization of acquisition-related intangible assets	82	146	303	359
Acquisition-related/divestiture costs (1)	82	79	27	351
Significant asset impairments and restructurings	13	73	268	484

Total adjustments to GAAP operating expenses	470	636	1,818	2,429

Adjustments to other income (loss), net:
Gain on VCE reorganization	—	—	—	(126)

Total adjustments to GAAP income before provision for income taxes	663	878	2,462	3,304

Income tax effect of non-GAAP adjustments	(196)	(185)	(623)	(731)
Significant tax matters (2)	(91)	—	(556)	(200)

Total adjustments to GAAP provision for income taxes	(287)	(185)	(1,179)	(931)

Non-GAAP net income	$3,189	$3,012	$12,022	$11,354

Diluted net income per share:
GAAP	$0.56	$0.45	$2.11	$1.75

Non-GAAP	$0.63	$0.59	$2.36	$2.21

(1) During the second quarter of fiscal 2016 on November 20, 2015, Cisco completed its divestiture of the SP Video CPE Business. This sale resulted in a pre-tax gain of $253 million, net of certain transaction costs incurred to date. The gain on this transaction was excluded from non-GAAP net income for fiscal 2016.

(2) Cisco recorded certain net tax benefits totaling $556 million related to prior-year periods that were excluded from non-GAAP net income for fiscal 2016.

CISCO SYSTEMS, INC.

RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES

GROSS MARGINS, OPERATING EXPENSES, OPERATING MARGINS, AND NET INCOME

(In millions, except percentages)

	Three Months Ended July 30, 2016

	Product Gross Margin	Service Gross Margin	Total Gross Margin	Operating Expenses	Y/Y	Operating Income	Y/Y	Net Income	Y/Y
GAAP amount	$5,938	$2,037	$7,975	$4,672	(4)%	$3,303	15%	$2,813	21%
% of revenue	62.2%	66.0%	63.1%	37.0%		26.1%		22.3%
Adjustments to GAAP amounts:
Share-based compensation expense	20	32	52	293		345		345
Amortization of acquisition-related intangible assets	141	—	141	82		223		223
Acquisition/divestiture-related costs	—	—	—	82		82		82
Significant asset impairments and restructurings	—	—	—	13		13		13
Income tax/significant tax matters	—	—	—	—		—		(287)

Non-GAAP amount	$6,099	$2,069	$8,168	$4,202	1%	$3,966	7%	$3,189	7%

% of revenue	63.9%	67.0%	64.6%	33.2%		31.4%		25.2%

On November 20, 2015, during the second quarter of fiscal 2016, Cisco completed its divestiture of the SP Video CPE Business. Accordingly, the non-GAAP growth rates above are normalized to exclude the SP Video CPE Business for the fourth quarter of fiscal 2015 as detailed in the table below.

	Three Months Ended July 25, 2015
	Product Gross Margin	Service Gross Margin	Total Gross Margin	Operating Expenses	Operating Income	Net Income
GAAP amount	$5,843	$1,890	$7,733	$4,852	$2,881	$2,319
% of revenue	59.0%	64.5%	60.2%	37.8%	22.4%	18.1%
Adjustments to GAAP amounts:
Share-based compensation expense	16	42	58	338	396	396
Amortization of acquisition-related intangible assets	179	—	179	146	325	325
Acquisition/divestiture-related costs	—	—	—	79	79	79
Significant asset impairments and restructurings	5	—	5	73	78	78
Income tax/significant tax matters	—	—	—	—	—	(185)

Non-GAAP amount	$6,043	$1,932	$7,975	$4,216	$3,759	$3,012
Less: SP Video CPE Business	(83)	—	(83)	(37)	(46)	(37)

Non-GAAP amount (excluding SP Video CPE Business)	$5,960	$1,932	$7,892	$4,179	$3,713	$2,975

% of revenue	63.2%	65.9%	63.9%	33.8%	30.1%	24.1%

For the SP Video CPE Business, EPS was $0.01 for the fourth quarter of fiscal 2015. Net income for the SP Video CPE Business was $10 million and $142 million for fiscal 2016 and fiscal 2015, respectively, and EPS for fiscal 2016 and 2015 was $0.00 and $0.03, respectively.

CISCO SYSTEMS, INC.

RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES

EFFECTIVE TAX RATE

(In percentages)

	Three Months Ended		Fiscal Year Ended
	July 30, 2016	July 25, 2015	July 30, 2016	July 25, 2015
GAAP effective tax rate	17.1%	20.9%	16.9%	19.8%
Total adjustments to GAAP provision for income taxes	4.3%	0.1%	4.9%	1.9%

Non-GAAP effective tax rate	21.4%	21.0%	21.8%	21.7%

FREE CASH FLOW

(In millions)

	Three Months Ended		Fiscal Year Ended
	July 30, 2016	July 25, 2015	July 30, 2016	July 25, 2015
Net cash provided by operating activities	$3,818	$4,138	$13,570	$12,552
Acquisition of property and equipment	(266)	(320)	(1,146)	(1,227)

Free cash flow	$3,552	$3,818	$12,424	$11,325

GAAP TO NON-GAAP BUSINESS OUTLOOK FOR Q1 FY 2017

Q1 FY 2017	Gross Margin Rate	Operating Margin Rate	Tax Provision Rate	Earnings per Share (2)
GAAP	61.5% - 62.5%	21% - 22%	21%	$0.42 to $0.47
Estimated adjustments for:
Share-based compensation expense	0.5%	3%	—	$0.05 - $0.06
Amortization of purchased intangible assets and other acquisition-related/divestiture costs	1%	2%	—	$0.03 - $0.04
Restructuring and other charges (1)	—	3%	—	$0.05 - $0.06
Income tax effect of non-GAAP adjustments	—	—	1%

Non-GAAP	63% - 64%	29% - 30%	22%	$0.58 - $0.60

(1) In relation to the restructuring plan, Cisco currently estimates that it will recognize pre-tax charges to its GAAP financial results in an amount of up to $700 million consisting of severance and other one-time termination benefits, and other associated costs. These charges are primarily cash-based. Cisco expects that approximately $325 million to $400 million of these charges will be recognized during the first quarter of fiscal 2017 with the remaining amount to be recognized during the rest of the fiscal year.

(2) Estimated adjustments to GAAP earnings per share are shown after income tax effects.

Except as noted above, this business outlook does not include the effects of any future acquisitions/divestitures, asset impairments, restructurings and significant tax matters or other events, which may or may not be significant unless specifically stated.

Forward Looking Statements, Non-GAAP Information and Additional Information

This release may be deemed to contain forward-looking statements, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, among other things, statements regarding future events (such as the impact of the challenging macro environment, our ability to successfully invest in key priority areas such as security, IoT, collaboration, next generation data center and cloud, our ability to deliver shareholder value, profitable growth and strong margins, continued growth of our software and subscriptions business, and the size of the restructuring and the amount and timing of the related charges) and the future financial performance of Cisco (including the business outlook for Q1 FY 2017) that involve risks and uncertainties. Readers are cautioned that these forward-looking statements are only predictions and may differ materially from actual future events or results due to a variety of factors, including: business and economic conditions and growth trends in the networking industry, our customer markets and various geographic regions; global economic conditions and uncertainties in the geopolitical environment; overall information technology spending; the growth and evolution of the Internet and levels of capital spending on Internet-based systems; variations in customer demand for products and services, including sales to the service provider market and other customer markets; the return on our investments in certain priorities, key growth areas, and in certain geographical locations, as well as maintaining leadership in routing, switching and services; the timing of orders and manufacturing and customer lead times; changes in customer order patterns or customer mix; insufficient, excess or obsolete inventory; variability of component costs; variations in sales channels, product costs or mix of products sold; our ability to successfully acquire businesses and technologies and to successfully integrate and operate these acquired businesses and technologies; our ability to achieve expected benefits of our partnerships; increased competition in our product and service markets, including the data center market; dependence on the introduction and market acceptance of new product offerings and standards; rapid technological and market change; manufacturing and sourcing risks; product defects and returns; litigation involving patents, intellectual property, antitrust, shareholder and other matters, and governmental investigations; our ability to achieve the benefits of the announced restructuring and possible changes in the size and timing of the related charges; man-made problems such as cyber-attacks, data protection breaches, computer viruses or terrorism; natural catastrophic events; a pandemic or epidemic; our ability to achieve the benefits anticipated from our investments in sales, engineering, service, marketing and manufacturing activities; our ability to recruit and retain key personnel; our ability to manage financial risk, and to manage expenses during economic downturns; risks related to the global nature of our operations, including our operations in emerging markets; currency fluctuations and other international factors; changes in provision for income taxes, including changes in tax laws and regulations or adverse outcomes resulting from examinations of our income tax returns; potential volatility in operating results; and other factors listed in Cisco’s most recent reports on Forms 10-Q and 10-K filed on May 24, 2016 and September 8, 2015, respectively. The financial information contained in this release should be read in conjunction with the consolidated financial statements and notes thereto included in Cisco’s most recent reports on Forms 10-Q and 10-K as each may be amended from time to time. Cisco’s results of operations for the three months and the year ended July 30, 2016 are not necessarily indicative of Cisco’s operating results for any future periods. Any projections in this release are based on limited information currently available to Cisco, which is subject to change. Although any such projections and the factors influencing them will likely change, Cisco will not necessarily update the information, since Cisco will only provide guidance at certain points during the year. Such information speaks only as of the date of this release.

This release includes non-GAAP net income, non-GAAP gross margins, non-GAAP operating expenses, non-GAAP operating income and margin, non-GAAP effective tax rates, non-GAAP net income per share data, and free cash flow for the periods presented. It also includes future estimated ranges for gross margin, operating margin, tax provision rate and EPS on a non-GAAP basis.

These non-GAAP measures are not in accordance with, or an alternative for, measures prepared in accordance with generally accepted accounting principles and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Cisco believes that non-GAAP measures have limitations in that they do not reflect all of the amounts associated with Cisco’s results of operations as determined in accordance with GAAP and that these measures should only be used to evaluate Cisco’s results of operations in conjunction with the corresponding GAAP measures.

Cisco believes that the presentation of non-GAAP measures when shown in conjunction with the corresponding GAAP measures, provides useful information to investors and management regarding financial and business trends relating to its financial condition and its historical and projected results of operations. Cisco believes that the presentation of free cash flow, which it defines as the net cash provided by operating activities less cash used to acquire property and equipment, to be a liquidity measure that provides useful information to management and investors because of its intent to return a stated percentage of free cash flow to shareholders in the form of dividends and stock repurchases. Cisco further regards free cash flow as a useful measure because it reflects cash that can be used to, among other things, invest in its business, make strategic acquisitions, repurchase common stock and pay dividends on its common stock, after deducting capital investments.

For its internal budgeting process, Cisco’s management uses financial statements that do not include, when applicable, share-based compensation expense, amortization of acquisition-related intangible assets, impact to cost of sales from purchase accounting adjustments to inventory, acquisition-related/divestiture costs, significant asset impairments and restructurings, significant litigation and other contingencies, significant gains and losses on investments, the income tax effects of the foregoing and significant tax matters. Cisco’s management also uses the foregoing non-GAAP measures, in addition to the corresponding GAAP measures, in reviewing the financial results of Cisco. In prior periods, Cisco has excluded other items that it no longer excludes for purposes of its non-GAAP financial measures. From time to time in the future there may be other items that Cisco may exclude for purposes of its internal budgeting process and in reviewing its financial results. For additional information on the items excluded by Cisco from one or more of its non-GAAP financial measures, refer to the Form 8-K regarding this release furnished today to the Securities and Exchange Commission.

Cisco divested the Customer Premises Equipment portion of the Service Provider Video Connected Devices business (“SP Video CPE Business”) during the second quarter of fiscal 2016 on November 20, 2015. This release includes, where indicated, financial measures that exclude the SP Video CPE Business. Cisco believes that the presentation of these measures provides useful information to investors and management regarding financial and business trends relating to its financial condition and its historical and projected results of operations because the SP Video CPE Business is no longer part of Cisco and will not be part of Cisco on a go forward basis. Cisco’s management also uses the financial measures excluding the SP Video CPE Business in reviewing the financial results of Cisco.

About Cisco

Cisco (NASDAQ: CSCO) is the worldwide technology leader that has been making the Internet work since 1984. Our people, products and partners help society securely connect and seize tomorrow’s digital opportunity today. Discover more at thenetwork.cisco.com and follow us on Twitter at @Cisco.

Copyright © 2016 Cisco and/or its affiliates. All rights reserved. Cisco and the Cisco logo are trademarks or registered trademarks of Cisco and/or its affiliates in the U.S. and other countries. To view a list of Cisco trademarks, go to: www.cisco.com/go/trademarks. Third-party trademarks mentioned in this document are the property of their respective owners. The use of the word partner does not imply a partnership relationship between Cisco and any other company. This document is Cisco Public Information.